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                                                                    EXHIBIT 18



FOR IMMEDIATE RELEASE
---------------------
                            Contact:  FOR FUJITSU:
                                      Korendo Shiotsuki
                                      General Manager, New York Office
                                      (212) 265-5360

                                                or

                                      SITRICK AND COMPANY
                                      Jeffrey Lloyd
                                      Michael Sitrick
                                      (310) 788-2850

                                      FOR AMDAHL:
                                      William Stewart
                                      Director of Financial and Public Relations
                                      (408) 746-6076

      FUJITSU AND AMDAHL ANNOUNCE FILING OF REVISED TENDER OFFER MATERIALS
                         AND EXTENSION OF TENDER OFFER

        TOKYO, JAPAN & SUNNYVALE, CA., USA -- AUGUST 22, 1997 - FUJITSU LIMITED (TSE: 6702) AND AMDAHL CORPORATION (AMEX: AMH) today jointly announced, in connection with Fujitsu's proposed acquisition of all outstanding shares of Amdahl not currently owned by Fujitsu, that Fujitsu today will file with the Securities and Exchange Commission and will shortly thereafter begin to distribute to Amdahl's stockholders revised tender offer materials reflecting the increase in the offer price to $12.40 per share from $12.00 per share in both the tender offer and the subsequent merger, and certain additional disclosures, pursuant to the settlement of stockholder litigation which was announced on August 20, 1997.

        Fujitsu today also announced that the expiration time of the tender offer has been extended to 5:00 p.m. EDT, Friday, September 12, 1997, unless further extended. The expiration time is being extended to allow time for the receipt of certain foreign regulatory approvals. Fujitsu has been informed by the Depositary that approximately 1,453,925 shares have been tendered as of 5:00 p.m. EDT, August 21, 1997.

        Stockholders who would like further information can contact MacKenzie Partners, Inc., the Information Agent for the offer, at (800) 322-2885.

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